Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

PSS World Medical, Inc.:

We consent to the incorporation by reference in the Registration Statement File Nos. 33-80657, 33-90464, 333-15043, 333-64185, 33-85004, 33-97756, 33-99046, 33-97754, 333-30427, 333-50526, 333-58272, 333-104262 and 333-138173 on Form S–8 of PSS World Medical, Inc. of our reports dated May 26, 2010, with respect to the consolidated balance sheets of PSS World Medical, Inc. as of April 2, 2010 and March 27, 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 2, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 2, 2010, which reports appear in the April 2, 2010 annual report on Form 10–K of PSS World Medical, Inc.

Our report dated May 26, 2010 refers to the adoption of Financial Accounting Standards Board Staff Position Accounting Principles Board 14–1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (included in FASB ASC Topic 470–20, Debt with Conversion and Other Options), as of March 28, 2009.

/s/ KPMG

May 26, 2010

Jacksonville, Florida

Certified Public Accountants